Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2011 Second Quarter Financial Results
and Provides Business Update
AZ-004 (Staccato® Loxapine) NDA Resubmission Completed Thursday, August 4
Conference Call Scheduled Today for 4:30 p.m. Eastern Time
Mountain View, California — August 8, 2011 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended June 30, 2011, and provided a business update. The net losses for the quarters ended June 30, 2011 and 2010, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $9.0 million and $12.9 million, respectively. The net losses for the six-month period ended June 30, 2011 and 2010, were $17.4 million and $26.3 million, respectively. At June 30, 2011, Alexza had consolidated cash, cash equivalents and marketable securities of $38.7 million.
“The first half of 2011 has been full of very hard work and effort on the part of our employees. The primary emphasis has been our continued work in preparing the AZ-004 NDA for resubmission to the FDA. Last Thursday we accomplished this critical goal,” said Thomas B. King, President and CEO of Alexza. “As outlined previously and based on additional guidance received from the FDA in our two meetings with them, we believe the issues raised in the AZ-004 Complete Response Letter are resolvable and we look forward later this year to receiving notification of our PDUFA goal date from the FDA.”
King continued, “In addition to the NDA, we have been working with the European Medicines Agency since last summer. Since our last corporate update in early May, we have met twice with the EMA, once each with the Rapporteur and with the Co-Rapporteur, and their respective review teams. Our goal is to file our AZ-004 MAA in the second half of 2011.”
Alexza Business Update
The following key events, listed in chronological order, occurred since the beginning of the second quarter of 2011:
•	On May 6, 2011, Alexza issued an aggregate of 11,927,034 shares of its common stock and warrants to purchase up to an additional 4,174,457 shares of its common stock in a registered direct offering. Net proceeds from the offering were approximately $15.9 million, after deducting offering expenses. The warrants will be exercisable six months after issuance at $1.755 per share and will expire five years from the date of issuance. The shares of common stock and warrants were immediately separable and were issued separately. The securities were sold pursuant to a shelf registration statement declared effective by the SEC on May 20, 2010.
•	Alexza conducted face-to-face meetings with the European Medicines Agency (EMA) assigned Rapporteur and Co-Rapporteur and their review teams, in May and July 2011, respectively.

•	On August 4, 2011, Alexza resubmitted its AZ-004 New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).
Alexza believes that, based on its cash, cash equivalents and marketable securities balance at June 30, 2011, and the Company’s expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the first quarter of 2012. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated, or to alter its operations.
Financial Results — Periods Ended June 30, 2011 and 2010
Alexza recorded $1.3 million and $2.5 million of revenues in the three and six months ended June 30, 2011, respectively, and no revenues in the first half of 2010. The 2011 revenues are related to the license agreement with Cypress Biosciences, Inc. signed in the third quarter of 2010.
GAAP operating expenses were $9.4 million and $18.5 million in the three and six month periods ended June 30, 2011, respectively, compared to operating expenses of $12.1 million and $24.7 million in the same periods in 2010, respectively. Research and development expenses were $6.7 million and $12.9 million in the three and six-month period ended June 30, 2011, respectively, compared to $8.3 million and $15.9 million in the same periods in 2010, respectively. General and administrative expenses were $2.7 million and $5.6 million in the three and six months ended June 30, 2011, respectively, compared to $3.8 million and $8.9 million for the same periods in 2010, respectively.
In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-004, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating loss of $0.3 million during the three and six months ended June 30, 2011 compared to a non-operating loss of $0.4 million and $1.2 million in the three and six months ended June 30, 2010, respectively. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from AZ-004 and the estimated timing of receipt of such cash flows.

Conference Call Information
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P844VRMWL.
To access the live conference call via phone, dial 888-713-4213. International callers may access the live call by dialing +1-617-213-4865. The reference number to enter the call is 68061440.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 14135984. A replay of the call will be available for two weeks following the event.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a Complete Response Letter, or CRL, from the U.S. Food and Drug Administration (FDA), regarding its NDA for AZ-004. The Company completed an end-of-review meeting with the FDA in late December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The Company believes it has a clear understanding of the issues outlined in the CRL and resubmitted the AZ-004 NDA in August 2011.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of August 8, 2011 and financial guidance relating to the Company’s current cash, cash equivalents and investments is based upon balances as of June 30, 2011.
This news release and anticipated conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs including the adequacy of the Company’s capital to support the Company’s current operations through the projected timeframe, the potential of the Company’s AZ-004 NDA resubmission to adequately address the issues in the CRL and the eventual prospects that AZ-004 will be approved for marketing. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” and “If we do not establish additional strategic partnerships, we will have to undertake development and commercialization efforts on our own, which would be costly and delay our ability to commercialize any future products.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue	$1,258	$—	$2,517	$—

Operating expenses:
Research and development	6,664	8,290	12,926	15,854
General and administrative	2,735	3,812	5,555	8,864

Total operating expenses	9,399	12,102	18,481	24,718

Loss from operations	(8,141)	(12,102)	(15,964)	(24,718)

Loss on change in fair value of contingent consideration liability	(300)	(449)	(300)	(1,171)
Interest and other income/ (expense), net	7	28	17	9
Interest expense	(572)	(370)	(1,174)	(425)

Net loss	(9,006)	(12,893)	(17,421)	(26,305)

Net loss per share attributable to Alexza common stockholders	$(0.13)	$(0.24)	$(0.27)	$(0.50)

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010(1)
Assets
Cash, cash equivalents and marketable securities	$38,658	$41,449
Other current assets	721	965

Total current assets	39,379	42,414

Property and equipment, net	22,356	24,361
Other non-current assets	641	1,707

Total assets	$62,376	$68,482

Liabilities and stockholders’ equity
Current liabilities	$31,273	$34,383
Non-current liabilities	19,251	21,809
Stockholders’ equity	11,852	12,290

Total liabilities and stockholders’ equity	$62,376	$68,482

(1)	Derived from audited consolidated financial statements at that date.